Press Release:  July 10, 2006

Contact: Menzo Case, Executive Vice President and Chief Financial Officer
Phone:   (315) 568-5855

              SENECA-CAYUGA BANCORP, INC. COMPLETES STOCK OFFERING

Seneca Falls, New York - Seneca-Cayuga Bancorp, Inc. (the "Company"), the holding company for Seneca Falls Savings Bank (the "Bank"), completed its stock offering on July 10, 2006. Shares of the Company's common stock are expected to begin trading on the OTC Bulletin Board under the symbol "SCAY" the morning of July 11, 2006.

The Company has accepted orders for 1,071,225 shares of common stock at a purchase price of $10.00 per share. Such shares represent 45% of the Company's to-be-outstanding shares of common stock after completion of the stock offering. The remaining 55% of the Company's to-be-outstanding shares, 1,309,275 shares, will be issued to Seneca Falls Savings Bank, MHC, the Company's existing mutual holding company.

The Bank is a four branch community bank that provides financial services in the communities of Seneca Falls, Waterloo, Geneva and Auburn, New York. As of March 31, 2006, the Company had total consolidated assets of $150.9 million and total consolidated stockholder's equity of $10.1 million.

Keefe, Bruyette & Woods, Inc. acted as marketing agent for the Company in the stock offering, and Luse Gorman Pomerenk & Schick, P.C. represented the Company as its legal counsel.

For more information, contact Menzo Case, Executive Vice President and Chief Financial Officer of the Company at (315) 568-5855 or visit the Company's web page at www.senecafallssavings.com.










This press release contains forward-looking statements about the anticipated closing date. Projections about future events are subject to risks and uncertainties that could cause actual results to differ materially. Factors that might cause such differences include, but are not limited to, delays in completing the stock offering and changes in the securities markets.